Exhibit T3A(3)

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

NBC TEXTBOOKS LLC

This Certificate of Formation of NBC Textbooks LLC (the “LLC”), dated October 21, 2004, is being duly executed and filed by Alan G. Siemek, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)

FIRST: The name of the limited liability company is:

NBC Textbooks LLC

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The LLC does not have specific date by which it must dissolve.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NBC Textbooks LLC this 21st day of October, 2004.

By:	/s/ Alan G. Siemek
Name:	Alan G. Siemek
Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 10/21/2004 FILED 01:35 PM 10/21/2004 SRV 040760570 — 3870612 FILE